UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 7, 2018

BARRACUDA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36162	83-0380411
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3175 S. Winchester Blvd.

Campbell, California 95008

(Address of principal executive offices, including zip code)

(408) 342-5400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant if an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 5.07	Submission of Matters to a Vote of Security Holders.

On February 7, 2018, Barracuda Networks, Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”) at their principal executive offices in Campbell, California.

As of the record date, December 26, 2017, there were 53,666,055 shares of common stock of the Company outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 39,170,646 shares, or approximately 72.99% of all outstanding shares of common stock, were present either in person or by proxy. Two matters were voted upon at the Special Meeting, with the Board of Directors of the Company unanimously recommending a vote “FOR” each of the proposals voted upon, as further described in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on January 9, 2018 (the “Definitive Proxy Statement”).

Proposal 1 (the “Merger Proposal”) was to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated November 26, 2017, by and among the Company, Project Deep Blue Holdings, LLC and Project Deep Blue Merger Corp.

The Merger Proposal was approved and adopted. In light of the approval of the Merger Proposal, Proposal No. 2 to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, was rendered moot and was not presented for a vote at the Special Meeting. The table below shows the final voting results from the Special Meeting.

	Votes For	Votes Against	Abstentions	Broker Non-Votes
Proposal 1 – The Merger Proposal	39,100,556	20,871	49,219	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barracuda Networks, Inc.

By:	/s/ Diane C. Honda
Diane C. Honda Senior Vice President, General Counsel and Secretary

Date: February 7, 2018